Exhibit 99.1


         Dollar General Reports Second Quarter 2006 Earnings;
  Comments on Inventory, Strategic Planning and Fiscal 2006 Guidance


    GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--Aug. 31, 2006--Dollar General Corporation (NYSE: DG) today reported net income for its second fiscal quarter ended August 4, 2006 of $45.5 million, or $0.15 per share, compared to net income of $75.6 million, or $0.23 per share, in the second quarter of fiscal 2005.
    Net sales for the fiscal 2006 second quarter were $2.25 billion, a
9.0 percent increase over net sales of $2.07 billion for the fiscal 2005 second quarter. The increase in sales is the result of 466 net new stores and a same-store sales increase of 3.2 percent. Recent additions to the Company's product offerings in several merchandise departments as well as increased promotional activities, including the use of advertising circulars, supported the sales increases which were largely attributable to increased sales of highly consumables and, to a lesser extent, increased sales of seasonal merchandise, including hardware.
    As a percentage of sales, gross profit for the fiscal 2006 second quarter declined to 27.2 percent from 28.6 percent for the fiscal 2005 second quarter. The decrease in the gross profit rate is due to a number of factors, including lower sales (as a percentage of total sales) in the Company's home products and basic clothing categories, which generally have higher average markups; increased markdown activity primarily resulting from enhanced promotional activities; lower average markups on inventory balances at the beginning of the 2006 second quarter as compared with the 2005 second quarter; an increase in the inventory shrink rate; a decrease in the markups on purchases during the period, primarily attributable to increased sales of highly consumable products, including nationally branded products, which generally have lower average markups; and higher transportation expenses driven by higher fuel rates.
    Selling, general and administrative expenses ("SG&A") were 23.6 percent of sales for the second quarter of fiscal 2006 versus 22.8 percent of sales in the fiscal 2005 second quarter. Expenses (as a percent of sales) contributing to the increase in SG&A were advertising, utilities, store occupancy costs, and administrative salaries resulting from additions to the Company's leadership and the reorganization of the merchandising and real estate teams as well as the expensing of stock options. These increases were partially offset by a decrease in the accrual for incentive bonuses. As a reminder, SG&A in the fiscal 2005 second quarter included a $2.6 million reduction to employee benefits expense resulting from an actuarial adjustment for health claims.
    Interest expense, net of interest income, for the fiscal 2006 second quarter increased $2.2 million over the prior year quarter, due to higher net borrowings, primarily resulting from increased inventory balances.
    The Company's effective income tax rate for the second quarter of 2006 was 37.9 percent compared to 34.8 percent in the comparable prior year period. The increase in the effective tax rate for the quarter was due to the expiration of certain federal tax credits related to jobs for newly hired employees, a 2006 tax law change that reduced previously recorded deferred tax assets related to operations in Texas, reduced state tax credits related principally to the Company's new distribution centers and the non-recurrence in 2006 of benefits realized in 2005 related to an internal corporate restructuring.
    For the 26-week year-to-date period, net income was $93.1 million, or $0.30 per share, compared to $140.5 million, or $0.43 per share, in the comparable fiscal 2005 period. Year-to-date net sales increased
8.9 percent, including a same-store sales increase of 2.4 percent.
    The Company's gross profit rate to sales decreased to 27.2 percent in the 2006 year-to-date period from 28.6 percent in the 2005 year-to-date period. This decrease in the gross profit rate is due to a number of factors, including lower markups on purchases in the period, primarily attributable to increased sales of highly consumable products, which generally have lower average markups; increased markdown activity primarily resulting from enhanced promotional activities; lower sales (as a percentage of total sales) in the Company's home products and basic clothing categories, which generally have higher average markups; higher transportation expenses driven by higher fuel rates; and an increase in the inventory shrink rate to
3.30 percent in 2006 compared to 3.12 percent in 2005. These factors were partially offset by higher average markups on beginning inventory in the fiscal 2006 period.
    SG&A expenses for the year-to-date period increased as a percentage of sales to 23.5 percent in 2006 from 22.9 percent in 2005. The significant factors contributing to the year-to-date increase in SG&A were advertising, store occupancy costs and administrative salaries. These increases were partially offset by a decrease in the accrual for incentive bonuses.
    The Company's effective income tax rate for the fiscal 2006 26-week period was 37.8 percent compared to 36.0 percent in the 2005 period. The increase in the year-to-date effective tax rate was due to the expiration of certain federal tax credits related to jobs for newly hired employees, a 2006 tax law change that reduced previously recorded deferred tax assets related to operations in Texas, reduced state tax credits related principally to the Company's new distribution centers and the non-recurrence in 2006 of benefits realized in 2005 related to an internal corporate restructuring. The Company anticipates an annualized effective income tax rate, excluding non-recurring items, of approximately 37.2 percent if the federal jobs credit programs are not re-enacted retroactively and approximately
36.7 percent if re-enactment is approved on a retroactive basis.

    Inventory

    The Company's inventory balance grew beyond planned levels in the quarter as a result of several factors. First, the Company's new advertising campaigns prompted additional purchases of inventory to ensure adequate quantities in the stores. Although the Company believes the advertising circulars aided sales, the sell-through of the promotional inventory was below expectations. The majority of this excess is highly consumable inventory and is expected to be sold in the normal course of business. Second, major planogram changes that occurred in the quarter added additional national brands to the merchandise offering. Although the Company believes this new inventory generally helps to broaden the appeal of its stores, it plans to eliminate certain of the lower performing new items and to refine product assortments in the second half of the year. Finally, seasonal inventory purchases, including automotive, grills and accessories, and back-to-school merchandise, increased in the quarter. However, back-to-school sales in July were below the Company's expectations. The Company is implementing plans to reduce current inventory levels and to better align inventory growth with sales increases by the end of the fiscal year.

    Store Openings

    As of August 4, 2006, the Company operated 8,178 neighborhood stores, including 50 Dollar General Market(R) stores. For the 26-week period ended August 4, 2006, the Company opened 294 new stores, including six new Dollar General Market stores, relocated 37 stores and closed 45 stores. The Company expects to open at least 800 new traditional stores and up to 25 Dollar General Market stores in fiscal 2006. However, partly as a result of enhancements to our site selection and lease negotiation policies and procedures over the last year, the pace of new store openings is behind last year's pace and behind our fiscal 2006 plan. We expect new store weeks to continue to be below the Company's plan for the remainder of fiscal 2006. The Company is pleased with the initial results of changes made to the new store opening process, which have resulted in higher average sales per new store.

    Recent Strategic Planning Meeting

    At its recent annual strategic planning session, the Company's management and Board of Directors discussed, among other things, alternatives that may be available to the Company to improve its operations. Specifically, additional significant steps that may be taken to accelerate the Company's new merchandising and real estate strategies were considered.
    With regard to merchandising, the group discussed the Company's historic inventory management and "pack-away" strategies, changes in recent years to those practices and the potential impact on future profitability of an acceleration of the Company's transition away from some of those practices. Under its traditional inventory disposition strategy, the Company would have carried any remaining prior season inventory forward and would have attempted to adjust future inventory purchases to account for the carryover product. Beginning in the fourth quarter of 2003, principally at the conclusion of the holiday selling season, the Company began taking end-of-season markdowns materially in excess of markdowns that had been taken historically to accelerate the disposition of certain holiday-related items, as well as certain other seasonal, home and basic clothing items that had not sold as expected. Although these increased end-of-season markdowns resulted in less pack-away inventory, there is still a pack-away component of the Company's merchandising practices and a significant amount of merchandise from prior seasons remains in many stores. As part of the Company's effort to increase newer product offerings in the stores, management is currently evaluating the potential impact on fiscal 2006 and future periods if the Company were to seek to aggressively sell through existing prior seasons' inventory and institute programs to minimize the carryover, or pack-away, practice in future periods.
    In addition, over the last year the Company has made significant improvements to the policies, procedures and controls relating to its real estate practices. The functions of site selection, lease renewals, relocations, remodels and store closings have been fully integrated and additional criteria for decision-making in those areas have been defined and implemented. Management continues to analyze real estate performance and to look for ways to further refine and improve its practices. At the strategic planning meeting, a decision was made to take a fresh look at existing store locations in light of the Company's new practices and to consider whether further refinements should be made to the criteria for identifying stores as possible candidates for relocations, remodels and closings. If these criteria are refined, the number of store closings, relocations or remodels may increase materially from historical levels.
    The Company expects to be in a position to update the investment community on the status of these alternatives before the end of the current fiscal year.

    Comments on Fiscal 2006 Outlook

    In light of the possible impact of the operational alternatives discussed above as well as uncertainties with regard to the impact of the Company's merchandising initiatives and promotional activities in the second half of the year, the Company will not, at this time, provide earnings guidance for the fiscal third quarter and withdraws its previous annual earnings guidance. While management continues to anticipate improved same-store sales results over prior year levels, we also expect consumer discretionary spending to continue to be negatively affected by high fuel prices and by higher interest rates as well. In addition, the likely continued aggressive marketing and discounted pricing by competitors in the back-to-school and holiday periods increase the uncertainties regarding the Company's sales and gross margin in the second half of the year. As a reminder, the Company's 2005 fiscal year included a 53rd week, which accounted for sales of $162.9 million in the fourth quarter.
    The Company currently expects capital expenditures for the 2006 fiscal year to be in the range of $300 million to $350 million.

    Forward-Looking Information

    This press release contains forward-looking information, such as the information in the section entitled "Comments on Fiscal 2006 Outlook," as well as the expected number and timing of fiscal 2006 new store openings, certain comments included in the section entitled "Recent Strategic Planning Meeting," specifically those referring to the possible future impact of any changes in current merchandising and real estate practices, certain comments included in the section entitled "Inventory," specifically those referring to the expected sale of inventory and the Company's plans with respect to product assortment and inventory levels, and comments regarding the Company's anticipated effective income tax rate. The words "believe," "anticipate," "project," "plan," "schedule," "expect," "estimate," "objective," "forecast," "goal," "intend," "will likely result," or "will continue" and similar expressions generally identify forward-looking statements. These matters involve risks, uncertainties and other factors that may cause the actual performance of the Company to differ materially from that expressed or implied by these forward-looking statements. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate and, therefore, actual results may differ materially from those projected by, or implied in, the forward-looking statements. Factors that may result in actual results differing from such forward-looking information include, but are not limited to:

    --  changes in merchandise mix;

    -- a deterioration in general economic conditions that may impact consumer spending, cause consumers to consolidate their shopping trips or impact the Company's costs of doing business, such as employment levels, personal debt levels, business conditions, high fuel and energy costs, inflation, tax rates and interest rates;

    -- the Company's ability to anticipate shifting consumer buying patterns and implement appropriate inventory strategies;

    -- the inability to execute strategic and operating initiatives or to achieve an acceptable rate of return on those investments;

    -- seasonality of the Company's business such as a sales shortfall during the fourth quarter;

    -- unanticipated markdowns due to inventory imbalances or other reasons;

    --  competition in the retail industry;

    -- customer response to the Company's merchandising, advertising and promotional efforts that is not in line with the Company's expectations;

    -- unusually adverse weather conditions, natural disasters, pandemic outbreaks, boycotts or similar disruptions;

    -- existing or future U.S. military efforts or a significant act of terrorism on U.S. soil or elsewhere;

    -- the Company's ability to obtain attractive pricing and other terms from its vendors;

    -- prolonged or repeated price increases of certain raw materials that could affect vendors' product costs and the Company's profitability;

    -- the Company's inability to pass on incremental pricing changes to its customers;

    --  labor shortages in the transportation industry;

    -- transportation and distribution delays or interruptions both domestically and internationally;

    -- excessive costs and delays associated with building, opening or achieving functionality of distribution centers;

    -- the loss of key members of the Company's senior management team or certain other key employees, or an inability to attract, retain and motivate qualified employees to keep pace with the Company's expansion schedule;

    -- the inability to effectively and efficiently operate its stores, including the inability to control losses resulting from inventory and cash shrinkage;

    -- the Company's ability to open new stores on schedule and to expand into additional market areas;

    --  store closings materially in excess of historical levels;

    -- costs and potential problems and interruptions associated with implementation of new or upgraded information systems and technology or with the maintenance or adequate support of existing systems, or the Company's inability to meet its informational technology staffing needs;

    -- unanticipated changes in the federal or state minimum wage or living wage requirements or changes in other wage or workplace regulations, as well as the Company's ability to timely comply with those regulations;

    -- changes in federal, state or local regulations governing the sale of the Company's products, particularly
        "over-the-counter" medications or health products, as well as the Company's ability to timely comply with those regulations or to adequately execute a required recall;

    -- higher than expected increases in health, workers' compensation, general liability, property or other insurance costs or unexpected escalations in the Company's loss rates or higher than anticipated loss experience;

    --  results of legal proceedings and claims;

    --  the inability to obtain indemnification from foreign vendors;

    --  changes in interest rates;

    -- borrowings under the Company's amended credit facility that exceed the Company's expectations; and

    -- the other risk factors described in the Company's Form 10-K, most recent Form 10-Q and subsequent periodic filings with the Securities and Exchange Commission ("SEC"), as well as elsewhere in this press release.

    Readers are cautioned not to place undue reliance on forward-looking statements made in this press release, since the statements speak only as of the date of this release. The Company has no obligation, and does not intend, to publicly update or revise any of these forward-looking statements to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events. Readers are advised, however, to consult any further disclosures the Company may make on related subjects in its documents filed with or furnished to the SEC or in its other public disclosures.

    Earnings Conference Call Information

    The Company will host a conference call on Thursday, August 31, 2006, at 9:00 a.m. CDT/10:00 a.m. EDT to discuss the quarter's financial results. If you wish to participate, please call (334) 260-2280 at least 10 minutes before the conference call is scheduled to begin. The pass code for the conference call is "Dollar General". The call will also be broadcast live online at www.dollargeneral.com by clicking on the homepage "Spotlight Item." A replay of the conference call will be available through Thursday, September 14, online or by calling (334) 323-7226. The pass code for the replay is 58805575.

    About Dollar General

    Dollar General is a Fortune 500(R) discount retailer with 8,190 neighborhood stores as of August 25, 2006. Dollar General(R) stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, housewares and seasonal items at everyday low prices. The Company store support center is located in Goodlettsville, Tennessee. Dollar General's Web site can be reached at www.dollargeneral.com.


             DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
                  Consolidated Statements of Income
               (In thousands, except per share amounts)
                             (Unaudited)



                                For the Quarter (13 Weeks) Ended
                           -------------------------------------------

                              August 4, % of Net   July 29,   % of Net
                                2006      Sales     2005        Sales
                           --------------------- ---------------------
Net sales                  $ 2,251,053   100.00% $ 2,066,016   100.00%
Cost of goods sold           1,639,519    72.83    1,474,486    71.37
----------------------------------------------------------------------
Gross profit                   611,534    27.17      591,530    28.63
Selling, general and
 administrative                530,957    23.59      470,460    22.77
----------------------------------------------------------------------
Operating profit                80,577     3.58      121,070     5.86
Interest income                 (1,457)   (0.06)      (2,156)   (0.10)
Interest expense                 8,873     0.39        7,344     0.36
----------------------------------------------------------------------
Income before income taxes      73,161     3.25      115,882     5.61
Income taxes                    27,693     1.23       40,324     1.95
----------------------------------------------------------------------
Net income                 $    45,468     2.02% $    75,558     3.66%
======================================================================

=======================================          ============
Basic earnings per share   $      0.15           $      0.23
=======================================          ============
Weighted average basic
 shares                        311,947               323,836
=======================================          ============
Diluted earnings per share $      0.15           $      0.23
=======================================          ============
Weighted average diluted
 shares                        312,594               326,340
=======================================          ============
Dividends per share        $     0.050           $     0.045
=======================================          ============


                                     For the 26 Weeks Ended
                           -------------------------------------------
                            August 4,   % of Net   July 29,   % of Net
                              2006        Sales     2005        Sales
                           --------------------- ---------------------
Net sales                  $ 4,402,440   100.00% $ 4,043,845   100.00%
Cost of goods sold           3,206,632    72.84    2,888,966    71.44
----------------------------------------------------------------------
Gross profit                 1,195,808    27.16    1,154,879    28.56
Selling, general and
 administrative              1,033,946    23.49      926,888    22.92
----------------------------------------------------------------------
Operating profit               161,862     3.68      227,991     5.64
Interest income                 (3,907)   (0.09)      (4,772)   (0.12)
Interest expense                16,120     0.37       13,312     0.33
----------------------------------------------------------------------
Income before income taxes     149,649     3.40      219,451     5.43
Income taxes                    56,511     1.28       78,993     1.95
----------------------------------------------------------------------
Net income                 $    93,138     2.12% $   140,458     3.47%
======================================================================

=======================================          ============
Basic earnings per share   $      0.30           $      0.43
=======================================          ============
Weighted average basic
 shares (000s)                 312,972               326,022
=======================================          ============
Diluted earnings per share $      0.30           $      0.43
=======================================          ============
Weighted average diluted
 shares (000s)                 313,913               328,779
=======================================          ============
Dividends per share        $     0.100           $     0.085
=======================================          ============



             DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
                     Consolidated Balance Sheets
                            (In thousands)



                                August 4,      July 29,   February 3,
                                  2006           2005        2006
                              -------------- ---------- --------------
                               (Unaudited)   (Unaudited)
ASSETS
Current assets:
  Cash and cash equivalents   $      86,352  $   145,950  $   200,609
  Short-term investments             21,530            -        8,850
  Merchandise inventories         1,735,031    1,460,700    1,474,414
  Income taxes receivable            38,753            -            -
  Deferred income taxes               1,002       33,708       11,912
  Prepaid expenses and other
   current assets                    71,212       58,305       67,140
----------------------------------------------------------------------
  Total current assets            1,953,880    1,698,663    1,762,925
----------------------------------------------------------------------

Property and equipment, at
 cost                             2,360,668    2,063,696    2,221,540
Less:  accumulated
 depreciation and amortization    1,119,449      941,999    1,029,368
----------------------------------------------------------------------
Net property and equipment        1,241,219    1,121,697    1,192,172
----------------------------------------------------------------------
Other assets, net                    50,098       20,006       37,090
----------------------------------------------------------------------
Total assets                  $   3,245,197  $ 2,840,366  $ 2,992,187
======================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term
   obligations                $       9,167  $     9,561  $     8,785
  Accounts payable                  538,046      462,697      508,386
  Accrued expenses and other        387,869      347,606      372,920
  Income taxes payable                9,570       49,504       43,706
----------------------------------------------------------------------
  Total current liabilities         944,652      869,368      933,797
----------------------------------------------------------------------

Long-term obligations               516,537      255,445      269,962
Deferred income taxes                62,531       67,736       67,633

Shareholders' equity:
  Preferred stock                         -            -            -
  Common stock                      156,000      160,630      157,840
  Additional paid-in capital        475,462      447,617      462,383
  Retained earnings               1,090,298    1,046,650    1,106,165
  Accumulated other
   comprehensive loss                  (696)        (883)        (794)
  Other shareholders' equity            413       (6,197)      (4,799)
----------------------------------------------------------------------
  Total shareholders' equity      1,721,477    1,647,817    1,720,795
----------------------------------------------------------------------
Total liabilities and
 shareholders' equity         $   3,245,197  $ 2,840,366  $ 2,992,187
======================================================================



             DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
                Consolidated Statements of Cash Flows
                            (In thousands)
                             (Unaudited)


                                               For the 26 Weeks Ended
                                               -----------------------
                                                August 4,   July 29,
                                                  2006        2005
                                               ----------- -----------
Cash flows from operating activities:
  Net income                                   $   93,138  $  140,458
  Adjustments to reconcile net income to net
   cash provided by (used in) operating
   activities:
   Depreciation and amortization                   97,480      90,316
   Deferred income taxes                            5,808     (13,449)
   Tax benefit from stock option exercises         (1,881)      3,810
   Change in operating assets and liabilities:
    Merchandise inventories                      (260,617)    (84,163)
    Prepaid expenses and other current assets      (4,072)     (4,603)
    Accounts payable                               39,950      62,213
    Accrued expenses and other                     14,862      14,391
    Income taxes                                  (71,053)    (20,165)
    Other                                             247      10,208
----------------------------------------------------------------------
Net cash provided by (used in) operating
 activities                                       (86,138)    199,016
----------------------------------------------------------------------

Cash flows from investing activities:
  Purchases of property and equipment            (156,310)   (139,594)
  Purchases of short-term investments             (10,476)    (30,250)
  Sales of short-term investments                   8,400      73,175
  Purchases of long-term investments              (20,598)          -
  Insurance proceeds related to property and
   equipment                                        1,807           -
  Proceeds from sale of property and equipment        675         822
----------------------------------------------------------------------
Net cash used in investing activities            (176,502)    (95,847)
----------------------------------------------------------------------

Cash flows from financing activities:
  Borrowings under revolving credit facilities    952,750           -
  Repayments of borrowings under revolving
   credit facilities                             (699,750)          -
  Repayments of long-term obligations              (8,884)     (8,183)
  Payment of cash dividends                       (31,283)    (27,596)
  Proceeds from exercise of stock options          13,583      18,441
  Repurchases of common stock                     (79,947)   (172,755)
  Tax benefit from stock option exercises           1,881           -
  Other financing activities                           33          44
----------------------------------------------------------------------
Net cash provided by (used in) financing
 activities                                       148,383    (190,049)
----------------------------------------------------------------------

Net decrease in cash and cash equivalents        (114,257)    (86,880)
Cash and cash equivalents, beginning of period    200,609     232,830
----------------------------------------------------------------------
Cash and cash equivalents, end of period       $   86,352  $  145,950
======================================================================

Supplemental schedule of noncash investing
 and financing activities:
Purchases of property and equipment awaiting
 processing for payment, included in Accounts
 payable                                       $   14,460  $    4,078
Purchases of property and equipment under
 capital lease obligations                     $    2,819  $    1,845
Reduction of financing obligations             $   46,608  $        -
Reduction of promissory notes receivable       $   46,608  $        -



             DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
                   Selected Additional Information
                             (Unaudited)



                                 Sales by Category (in thousands)
                                 --------------------------------

                                          13 Weeks Ended
                            ------------------------------------------

                              August 4,       July 29,           %
                                2006            2005          Increase
                            ------------- -------------- -------------
Highly consumable           $  1,503,305   $  1,351,796          11.2%
Seasonal                         354,314        317,544          11.6
Home products                    214,170        215,132          (0.4)
Basic clothing                   179,264        181,544          (1.3)
                             ------------   ------------ -------------
  Total sales               $  2,251,053   $  2,066,016           9.0%
                             ============   ============ =============



                                          26 Weeks Ended
                            ------------------------------------------

                              August 4,       July 29,           %
                                2006            2005          Increase
                            ------------- -------------- -------------
Highly consumable           $  2,959,289   $  2,673,102          10.7%
Seasonal                         663,897        592,839          12.0
Home products                    425,835        426,884          (0.2)
Basic clothing                   353,419        351,020           0.7
                             ------------   ------------ -------------
  Total sales               $  4,402,440   $  4,043,845           8.9%
                             ============   ============ =============


                                               New Store Activity
                                              ------------------

                                                 26 Weeks Ended
                                          ----------------------------
                                          August 4, 2006 July 29, 2005
                                          -------------- -------------

Beginning store count                             7,929         7,320
New store openings                                  294           438
Store closings                                       45            46
Net new stores                                      249           392
Ending store count                                8,178         7,712
Total selling square footage (000's)             56,681        53,004



    CONTACT: Dollar General Corporation
             Investor Contact:
             Emma Jo Kauffman, 615-855-5525
             or
             Media Contact:
             Tawn Earnest, 615-855-5209